UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street

Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 20, 2012

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on January 20, 2012 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect seven directors of the Company;

2.

To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2012 and the Company’s internal control over financial reporting as of September 30, 2012;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on Monday, December 5, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOCKERS TO BE HELD ON JANUARY 20, 2012:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://investor.destinationmaternity.com.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 15, 2011

PROXY STATEMENT

456 North Fifth Street

Philadelphia, Pennsylvania 19123

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

January 20, 2012

This proxy statement, which is first being mailed to stockholders on approximately December 15, 2011, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2012 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on January 20, 2012 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG LLP as independent registered public accountants and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2011 ended on September 30, 2011. On March 1, 2011, the Company effected a two-for-one split of the Company’s common stock in the form of a stock dividend. All share and per share amounts give effect to the stock split and have been adjusted retroactively for all periods presented.

VOTING

Holders of record of Common Stock on Monday, December 5, 2011 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 13,275,477 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by a majority of the shares entitled to vote present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the selection of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to the election of directors, or the advisory vote related to executive compensation. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board’s policy is that the roles of the Non-Executive Chair of the Board and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board to benefit from independent Board leadership. Mr. Arnaud Ajdler, an independent director, has served as the Non-Executive Chairman of the Board since last year’s Annual Meeting. If reelected it is expected that Mr. Ajdler will continue to serve as the Company’s Non-Executive Chair of the Board.

Inasmuch as the Non-Executive Chair of the Board is independent, the Board does not believe that a lead director is currently necessary. However, the Board in executive session would establish a lead director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes its current structure and operation as described here properly safeguard the independence of the Board.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Board Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors, except Mr. Krell, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the Securities and Exchange Commission (the “SEC”) in addition to the Nasdaq listing standards. In making the independence determinations for the Board and its committees, the Board reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

None of the members of the Compensation Committee is currently an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors or compensation committee of any other company.

The Board of Directors and

Committee Meetings

During fiscal year 2011, the Board of Directors held five meetings that were called and held in person and three meetings that were called and held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

We expect all of our directors to attend the annual meetings of stockholders. All of our current directors attended last year’s annual meeting of stockholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal year 2011, the Audit Committee, which currently consists of Mr. Barry Erdos, Chair, Mr. Joseph Goldblum, and Mr. William A. Schwartz, Jr., held eight meetings that were called and held in person and one meeting that was called and held telephonically. Mr. Erdos is designated as the “audit committee financial expert.” Mr. Erdos has no direct or indirect material relationship with the Company and satisfies the requirements to be considered independent. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee Charter is posted on the Company’s investor website.

Compensation Committee. During fiscal year 2011, the Compensation Committee, which currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos, held nine meetings that were called and held in person and two meetings that were called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee Charter is posted on the Company’s investor website.

Nominating and Corporate Governance Committee. During fiscal year 2011, the Nominating and Corporate Governance Committee, which currently consists of Ms. Melissa Payner-Gregor, Chair, Mr. Ajdler, and Mr. Goldblum, held one meeting that was called and held telephonically. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. It is the Nominating and Corporate Governance Committee’s policy to consider Director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Nominating and Corporate Governance Committee Charter is posted on the Company’s investor website.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. Management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors receives regular reports on management’s risk assessment and management process and exercises its risk oversight function by carefully evaluating the reports it receives from management and by making inquiries of management with respect to areas of particular interest. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board as a group also reviews risk management practices and a number of significant risks.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board.

Compensation of Directors

Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board of Directors. Our current arrangements for non-employee directors are as follows:

The Company pays each non-employee director a retainer of $6,250 per quarter. Upon conclusion of the annual meeting of stockholders each year, the Company grants each non-employee director 4,000 shares of restricted stock pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company. Each non-employee director is compensated for his or her service at each meeting of our Board of Directors at a rate of $1,500 for Board meetings scheduled to be held in person and attended by such non-employee director. Non-employee directors are not compensated for attendance at Board of Directors or Committee meetings scheduled to be held telephonically. Additionally, the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is paid a quarterly retainer at the rates reflected in the below table, and each non-employee director who is a member of a Committee is compensated for his or her services at each meeting of a Committee scheduled to be held in person and attended by such non-employee director, at the following rates:

Committee / Position	Quarterly Retainer	Meeting Fee
Audit Committee
Chair	$2,500	$1,500
Member	n/a	$1,500

Compensation Committee
Chair	$1,250	$1,000
Member	n/a	$1,000

Nominating and Corporate Governance Committee
Chair	$1,250	$1,000
Member	n/a	$1,000

Board members are also reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Also, our Non-Executive Chairman is entitled to the following additional compensation: (a) an additional retainer of $6,250 per quarter; and (b) an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chairman to that position by the Board following the annual meeting of stockholders each year, that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.

In November 2010, the Board of Directors determined that each of Mr. Erdos, Mr. Ajdler, as well as two of our former directors (Mr. Elam M. Hitchner, III and Ms. Anne T. Kavanagh) should receive additional compensation for certain extraordinary services provided for, and at the direction of, the Board. Specifically, the following additional compensation was awarded: (i) Mr. Erdos was awarded $25,000 in cash and a one-time grant of 4,000 shares of common stock and (ii) each of Mr. Ajdler, Mr. Hitchner and Ms. Kavanagh was awarded $15,000 in cash and a one-time grant of 3,000 shares of common stock. The shares of stock were issued on March 3, 2011.

In fiscal year 2011 our non-employee directors received the following compensation:

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Arnaud Ajdler	72,459	188,190	260,649
Barry Erdos	87,500	162,400	249,900
Joseph A. Goldblum	40,500	88,520	129,020
Elam M. Hitchner, III (3)	44,278	55,410	99,688
Anne T. Kavanagh (3)	36,167	55,410	91,577
Rebecca C. Matthias (3) (4)	—	—	—
Melissa Payner-Gregor	33,986	88,520	122,506
David Schlessinger (3)	15,139	—	15,139
William A. Schwartz, Jr.	44,500	88,520	133,020
B. Allen Weinstein	43,486	88,520	132,006

(1)	The above table includes the special compensation payable to each of Mr. Ajdler, Mr. Erdos, Mr. Hitchner and Ms. Kavanagh approved in November 2010 as described above.

(2)

Upon conclusion of the Annual Meeting of Stockholders on February 25, 2011, the Company granted each non-employee director who was serving on the Board of Directors at that time 4,000 shares of restricted Common Stock pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan, and granted an additional 4,000 shares to Mr. Ajdler for his service as Non-Executive Chairman. In addition, as described above, Mr. Erdos was granted 4,000 shares of common stock and Mr. Ajdler was granted 3,000 shares of common stock each on March 3, 2011. The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal year 2011, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).

(3)	Each of these individuals is a former member of our Board of Directors.

(4)

Although Ms. Matthias did not receive any compensation for her service as a member of the Board of Directors in fiscal year 2011, she did receive a lump sum payment of $4,165,833 in December 2010 under a supplemental retirement agreement with respect to her prior service to the Company as an employee. A further description of this benefit is set forth below under the subheading “Pension Benefits for Fiscal Year 2011 for Former Director and Former Chief Creative Officer.”

Pension Benefits for Fiscal Year 2011 for Former Director and Former Chief Creative Officer

We entered into a Supplemental Retirement Agreement with a former member of the Board of Directors, Ms. Matthias, on March 2, 2007 (the “SERP Agreement”), with respect to her prior service to the Company as an employee. The amount of the benefit payable under the SERP Agreement is the actuarial present value of a single life annuity equal to 60% of Ms. Matthias’ “deemed final pay,” commencing upon cessation of employment. For this purpose, “deemed final pay” means Ms. Matthias’ annual base salary as of March 2, 2007, increased by 3% for each new fiscal year, beginning before October 1, 2012, that occurs before Ms. Matthias’ cessation of employment. The benefit vested 33 1/3% on March 2, 2007. Starting on September 30, 2007 and on each September 30 thereafter until fully vested, the benefit vested either (i) 15%, if during that entire fiscal year

Ms. Matthias provided continuous full-time service to the Company, or (ii) 7.5%, if during that entire fiscal year Mr. Matthias provided at least continuous 50% part-time service to the Company (subject to full acceleration if, following a change in control, her employment ceased due to a termination without cause or a resignation with good reason).

Ms. Matthias’ SERP Agreement was amended by a letter agreement entered into in connection with her retirement at the end of fiscal year 2010. The amendment provided that, for purposes of determining the vested status of Ms. Matthias’ benefits under the SERP Agreement, Ms. Matthias was credited with having served the Company as an employee during fiscal year 2010 on a full-time basis. Accordingly, Ms. Matthias was 93 1/3% vested in her potential benefits under the SERP Agreement upon her retirement. Those benefits were paid in December 2010 in a single lump sum of $4,165,833.

The following table sets forth these pension benefits, which were paid to Ms. Matthias during our fiscal year 2011:

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (2)
Rebecca C. Matthias	SERP Agreement	4	—	$4,165,833

(1)

This number reflects Ms. Matthias’ years of service since the SERP Agreement was adopted and is relevant in determining the vested status of her SERP benefit. That said, Ms. Matthias had served us for 25 years prior to the implementation of the SERP Agreement and the SERP Agreement was adopted in recognition of this past service.

(2)

Ms. Matthias received a single lump sum payment of benefits in December 2010. Assumptions used in the calculation of the payment amount are included in Note 19 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Certain Relationships and Related Party Transactions

Information about transactions involving related parties is reviewed by the Audit Committee. Related parties include Company directors and executive officers, as well as their immediate family members. If a related party has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction. The Audit Committee will use any process and review any information that it determines is appropriate. All related party transactions will be disclosed in accordance with SEC rules.

Payments to Former Chief Executive Officer and Former Non-Executive Chairman of the Board

Although Dan W. Matthias, our former Chief Executive Officer, did not serve the Company as an employee or director in fiscal year 2011, he was entitled to certain payments in fiscal 2011 under the Transition Agreement in exchange for agreeing to remain available to the Company as a consultant upon request of our Chief Executive Officer and in respect of his prior service to the Company as an employee. As previously disclosed, in connection with his retirement Mr. Matthias entered into a Transition Agreement with us at the conclusion of fiscal year 2008 to reflect his new role as the Non-Executive Chairman of the Board of Directors and as an advisor to management. The Transition Agreement has a term of four years commencing on October 1, 2008. Under the Transition Agreement, and in consideration of his advisory and board services and in lieu of all other fees or equity awards for his service as a director, the Company agreed to pay Mr. Matthias an annual retainer of $200,000 and to continue certain insurance and fringe benefit coverage for Mr. Matthias. The Transition Agreement also amended Mr. Matthias’ Supplemental Retirement Agreement (the “SERP”) (i) to provide for full vesting of the benefits payable to Mr. Matthias, (ii) to increase the total amount payable under the SERP to approximately 10% more than the amount that would have been payable on September 30, 2012 (the date benefits under the SERP otherwise would have vested), and (iii) to provide for payments over four years (in lieu of payment in an immediate lump sum). In the event that Mr. Matthias dies or a change in control occurs before all the foregoing installments of the SERP have been paid, the unpaid installments will then be accelerated and paid in an immediate lump sum. For a further discussion of the SERP and the modifications to the SERP resulting from the Transition Agreement, see the information provided under “Pension Benefits for Fiscal Year 2008” in our Definitive Proxy Statement filed with the SEC on December 15, 2008.

Subsequent to the conclusion of fiscal year 2009, Mr. Matthias entered into a Letter Agreement with the Company whereby he agreed not to seek re-election to the Board of Directors at the January 2010 Annual Meeting of Stockholders. Mr. Matthias and the Company agreed that, for purposes of the Transition Agreement, Mr. Matthias would be treated as if he sought re-election to the Board of Directors but was not re-elected. Accordingly, pursuant to the terms of the Transition Agreement, although Mr. Matthias was not a director of the Company at any point in fiscal year 2011, he was still entitled to the annual retainer and to the insurance and fringe benefit coverage described above until October 1, 2012 solely in consideration of the advisory services.

Pursuant to the above, for fiscal year 2011 Mr. Matthias received the following compensation: (a) $750,000 in payments under the SERP; (b) $200,000 in payments for the annual retainer under the Transition Agreement; (c) $18,781 for automobile lease payments and related expenses under the Transition Agreement; and (d) $5,122 as reimbursement for tax preparation services under the Transition Agreement.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 5, 2011, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the current named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership		Percent of Class
Edward M. Krell	228,769	(b)	1.7%
Christopher F. Daniel	12,188	(c)	*
Judd P. Tirnauer	44,123	(d)	*
Ronald J. Masciantonio	23,267	(e)	*
Arnaud Ajdler	26,476	(f)	*
Barry Erdos	16,000	(g)	*
Joseph A. Goldblum	73,098	(h)	*
Melissa Payner-Gregor	13,776	(i)	*
William A. Schwartz, Jr.	48,400	(j)	*
B. Allen Weinstein	12,000	(k)	*
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,436,502	(l)	10.8%
Mill Road Capital, L.P. 382 Greenwich Avenue Suite One Greenwich, CT 06830	1,259,796	(m)	9.5%
MVP Distribution Partners 201 King of Prussia Road Suite 240 Radnor, PA 19087	749,290	(n)	5.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	688,600	(o)	5.2%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	681,048	(p)	5.1%
All directors and officers as a group (10 persons)	498,097	(q)	3.7%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.

(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

(b)

Includes 104,000 shares purchasable upon exercise of stock options by Mr. Krell. Also includes 16,000 shares of unvested restricted stock granted to Mr. Krell on March 3, 2011. Such restricted stock grant vests in five equal annual installments on each of the first through fifth anniversaries of the date of grant. For additional information regarding the equity held by Mr. Krell at the end of fiscal year 2011, please see the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(c)

Includes 10,000 shares of unvested restricted stock granted to Mr. Daniel on June 1, 2011, which restricted stock grant vests in five equal annual installments on each of the first through fifth anniversaries of the date of grant, and 2,188 shares of unvested restricted stock granted to Mr. Daniel on November 18, 2011, which restricted stock grant vests in four equal annual installments on each of the first through fourth anniversaries of the date of grant. For additional information regarding the equity held by Mr. Daniel at the end of fiscal year 2011, please see the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(d)

Includes 8,800 shares purchasable upon exercise of stock options by Mr. Tirnauer. Also includes 400 shares of unvested restricted stock granted to Mr. Tirnauer on November 21, 2007, 2,000 shares of unvested restricted stock granted to Mr. Tirnauer on July 23, 2008, 800 shares of unvested restricted stock granted to Mr. Tirnauer on November 19, 2008, and 10,000 shares of unvested restricted stock granted to Mr. Tirnauer on March 3, 2011, which shares vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant. Also includes 5,417 shares of unvested restricted stock granted to Mr. Tirnauer on November 18, 2011, which shares vest in four equal annual installments on each of the first through fourth anniversaries of the date of grant. For additional information regarding the equity held by Mr. Tirnauer at the end of fiscal year 2011, please see the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(e)

Includes 8,800 shares purchasable upon exercise of stock options by Mr. Masciantonio. Also includes 400 shares of unvested restricted stock granted to Mr. Masciantonio on November 21, 2007, 800 shares of unvested restricted stock granted to Mr. Masciantonio on November 19, 2008, and 8,000 shares of unvested restricted stock granted to Mr. Masciantonio on March 3, 2011, which shares vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant. Also includes 4,267 shares of unvested restricted stock granted to Mr. Masciantonio on November 18, 2011, which shares vest in four equal annual installments on each of the first through fourth anniversaries of the date of grant. For additional information regarding the equity held by Mr. Masciantonio at the end of fiscal year 2011, please see the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(f)

Includes 6,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Ajdler’s re-election as a director, and 6,000 shares of unvested restricted stock granted to Mr. Ajdler on March 3, 2011.

(g)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Erdos’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Erdos on March 3, 2011.

(h)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Goldblum’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Goldblum on March 3, 2011. Also includes 14,020 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 6,000 shares purchasable upon exercise of stock options, 32,400 shares held as custodian or in trust for members of Mr. Goldblum’s family, and 990 shares owned by his wife.

(i)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Payner-Gregor’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Ms. Payner-Gregor on March 3, 2011.

(j)

Includes 26,000 shares purchasable upon exercise of stock options by Mr. Schwartz. Also includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schwartz’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Schwartz on March 3, 2011.

(k)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Weinstein’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Weinstein on March 3, 2011.

(l)

Information is based on the Schedule 13G filed with the SEC on August 10, 2011. According to that filing, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own all of the shares specified on the above table which are held of record by clients of Wellington Management.

(m)

Information is based on the Form 4 filed with the SEC on May 13, 2011. According to that filing, the shares are held directly by Mill Road Capital, L.P. (the “Fund”) and indirectly by Mill Road Capital GP LLC (the “GP”), the sole general partner of the Fund, and indirectly by Thomas E. Lynch and Scott P. Scharfman, who are the Management Committee Directors of the GP. Each of the Fund, the GP, Mr. Lynch and Mr. Scharfman disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein, if any.

(n)

Information is based on the Schedule 13D/A filed with the SEC on June 19, 2006. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 83,942 shares of the Company’s Common Stock, which are not included in the above table. Mr. Brown, in his capacity as sole trustee and beneficiary of Venture Investment Management, Inc. Pension Plan, also beneficially owns 19,400 shares of the Company’s Company Stock, which are not included in the above table. In addition, Mr. Brown’s spouse, individually, beneficially owns 31,264 shares of the Company’s Common Stock, which are not included in the above table.

(o)

Information is based on the Schedule 13G/A filed with the SEC on February 11, 2011. According to that filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, beneficially own all of the shares specified on the above table. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.

(p)

Information is based on the Schedule 13G/A filed with the SEC on February 11, 2011. According to that filing, Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares. Also according to that filing, the Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of such shares. Dimensional disclaims beneficial ownership of all such shares.

(q)

Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—104,000, Judd P. Tirnauer—8,800, Ronald J. Masciantonio—8,800, Joseph A. Goldblum—6,000, and William A. Schwartz, Jr.—26,000. Also includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—16,000, Christopher F. Daniel—12,188, Judd P. Tirnauer—18,617, Ronald J. Masciantonio—13,467, Arnaud Ajdler—12,000, Barry Erdos—8,000, Joseph A. Goldblum—8,000, Melissa Payner-Gregor—8,000, William A. Schwartz, Jr.—8,000, and B. Allen Weinstein—8,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended September 30, 2011 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

Composition of the Committee

The Committee currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos. None of these individuals has ever been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least annually regarding compensation decisions. In fiscal year 2011, the Committee met 11 times.

Significant Corporate and Personnel Developments

In fiscal year 2011, despite a challenging retail environment, we grew both our revenues and earnings, achieved a record level of earnings for the Company, accomplished a significant nationwide expansion in collaboration with Macy’s and continued to pay down our debt. Nonetheless, our ambitious goals for fiscal 2011 were not fully achieved. Accordingly, consistent with the Committee’s stated philosophy of linking named executive officer compensation to performance, annual incentive payouts were modest and total cash compensation for all of our named executive officers declined relative to fiscal year 2010. These outcomes demonstrate the Committee’s discipline in adhering to its pay-for-performance model and our commitment to aligning the financial interests of management and stockholders.

We also experienced several changes in management roles during fiscal year 2011, with associated compensation actions. Specifically, we worked to identify and integrate the right merchandising team. Lisa Hendrickson was identified at the time of Rebecca Matthias’ retirement as critical to this function and the Committee therefore established a special retention bonus arrangement for her in fiscal year 2010 (she earned that bonus last December). The importance of Ms. Hendrickson’s continued contribution was reinforced when Emilia Fabricant was unable to continue as our President last year and, accordingly, another special retention bonus was implemented for Ms. Hendrickson in fiscal year 2011 (she earned that bonus this December). Other members of our management team also continued their professional development and assumed new responsibilities during and after fiscal year 2011. For example, Mr. Masciantonio assumed responsibility for our Human Resources function, was designated as an executive officer and was promoted to the position of executive vice president. Similarly, Mr. Tirnauer was promoted to the position of executive vice president. Accordingly, in recognition of the contributions of Messrs. Masciantonio and Tirnauer and the importance of retaining Messrs. Masciantonio and Tirnauer during this turbulent economic period, the Committee established modest special retention bonus arrangements for these two executives, as further described below, each of which was earned in December 2011.

Finally, during fiscal year 2011, we conducted our first “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee appreciates that over 97% of the shares voting approved of our executive compensation and recognizes, therefore, that our stockholders are not clamoring for changes in our executive compensation practices. Nevertheless, the Committee continues to refine our executive compensation practices in its on-going effort to ensure our executive compensation supports our corporate goals and values. The Committee believes that our stockholders will agree that its actions taken during and after fiscal year 2011, as further discussed below, will only strengthen the effectiveness of our executive compensation programs. This year we are again providing stockholders with an opportunity to express their views on this topic in another “Say-On-Pay” stockholder advisory vote.

Significant Actions Taken

Significant compensation related actions taken during fiscal year 2011 and thereafter include the following:

(1)	Establishment of special bonus arrangements for Ms. Hendrickson, Mr. Masciantonio and Mr. Tirnauer.

(2)	Adjustment of executive officer base salaries.

(3)	Increase in Mr. Masciantonio’s target annual incentive amount from 40 to 50 percent of his base salary.

(4)	Establishment of annual incentive performance goals for fiscal years 2011 and 2012.

(5)

Approval of employment and equity incentive award agreements for Mr. Daniel in connection with his hiring, which agreements substantially conform to agreements previously developed for Messrs. Masciantonio and Tirnauer.

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to each executive’s experience, capabilities, contributions and strategic importance, the pay levels for peer employees within the Company, the pay levels for similar positions at companies in our peer group and our performance as a whole. As further discussed below, in evaluating these considerations, the Committee during fiscal year 2011 received input from its compensation consultant, The Hay Group. The Committee retained The Hay Group, an outside executive compensation consulting firm, to assist it in evaluating the Company’s executive compensation practices for senior management personnel and in developing and refining the Company’s peer group. Additionally, The Hay Group reviewed the Company’s annual incentive plan both from a design perspective and with respect to the performance metrics and potential payouts under such plan. The Hay Group was also engaged to provide assistance on certain compensatory matters on behalf of a group of named executive officers in December 2010. As the engagement and advice was limited in scope, the Committee determined that such engagement did not cause a conflict of interest and would not preclude the Committee from engaging The Hay Group in the future.

That input, which the Committee received from The Hay Group, was given substantial weight and, in general, the Committee did not increase an executive’s total compensation, or any element of an executive’s compensation, unless it concluded that such increase was necessary to conform to the relevant peer group median or, based on the independent judgment and experience of the Committee members, was necessary for a strategic reason (e.g., the retention of a key executive).

Benchmarking

As noted above, the Committee retained an independent consultant during fiscal year 2011 to help it evaluate compensation decisions in the context of similar decisions made by other companies in our industry. We depend on the consultant to help us identify these “peer” companies. The Hay Group identified the following companies as our “peers” in fiscal year 2011, both for purposes of benchmarking total compensation and individual pay elements:

Bebe Stores, Inc. Body Central Corp. Cache Inc. Casual Male Retail Group, Inc. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc.	Coldwater Creek, Inc. Hot Topic, Inc. New York & Company, Inc. Rue21, Inc. Shoe Carnival, Inc. Wet Seal, Inc. Zumiez Inc.

This list reflects a comprehensive revision of our peer group, which was last updated in 2007. While some members of the earlier peer group were retained, others were removed because they had ceased to be publicly traded and others were replaced because their revenues and/or market capitalization had ceased to be reasonably comparable to ours. The resulting group contains companies within the retail apparel industry with revenues that ranged (as of the end of each company’s fiscal year completed most recently prior to July 2011) from approximately 40 to 200 percent of our revenues and market capitalizations that ranged (as of April 30, 2011) from appropriately 25 to 300 percent of our market capitalization.

Participation of Management in the Compensation Process

Mr. Krell was consulted regularly by the Committee in fiscal year 2011 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself. While his input in such matters is afforded substantial weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Krell was evaluated by the Committee and the Board of Directors, without input from any employee.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group) and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers, some of which originated many years ago. When appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to reflect changed circumstances or evolving commercial practices.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) special or discretionary cash bonuses, (4) equity-based incentives, and (5) severance and change in control benefits.

Base Salary: The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

In fiscal year 2011, the Committee conducted an in-depth review of our named executive officers’ base salaries and, in the course of that review, considered data provided by The Hay Group regarding the competitiveness of our salaries relative to our peer group. The Committee’s decisions regarding fiscal year 2011 salary increases were effective as of December 1, 2010 and are reflected below:

Executive Officer	Prior Base Salary Rate	New Base Salary Rate
Edward M. Krell— Chief Executive Officer	$650,000	$750,000

Christopher F. Daniel— President	N/A	$525,000

Judd P. Tirnauer— Executive Vice President & Chief Financial Officer	$331,500	$375,000

Ronald J. Masciantonio— Executive Vice President & General Counsel	$275,000	$320,000

Lisa Hendrickson— Chief Merchandising Officer	$433,768	$433,768

The primary factors influencing Mr. Krell’s salary increase were a favorable evaluation of his performance, benchmark data indicating that his prior rate of salary was below the peer group median for his position and a recognition that, due to factors unrelated to his performance, he had not received a salary increase since his ascension to the Chief Executive Officer role in 2008. In Mr. Tirnauer’s case, the primary factors were benchmark data and a favorable evaluation of his performance. In Mr. Masciantonio’s case, the primary factors were benchmark data, a favorable evaluation of his performance and the enlargement of his responsibilities.

Mr. Daniel’s base salary was not altered as a result of the Committee’s review. His base salary was set at the time of his hire based on the Committee’s evaluation of the market value of an executive with Mr. Daniel’s skill set and experience.

Annual Bonuses: We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount for each executive’s annual bonus is expressed as a percentage of the executive’s base salary actually earned during the fiscal year and is reflected in the table entitled “Grants of Plan-Based Awards” under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” The percentage is based primarily on the executive’s level of responsibility (and, therefore, his or her ability to influence our business results). For each named executive officer, the target percentages were established contractually in their respective Employment Agreements (or, in the case of Ms. Hendrickson, in her Letter Agreement). Mr. Masciantonio’s target bonus was increased by the Committee during fiscal year 2011 from 40 to 50 percent of his base salary in light of the enlargement of his responsibilities and after a review of benchmark data indicated that his prior target bonus level was below the peer group median for his position.

As illustrated in the table entitled “Grants of Plan-Based Awards” under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” each executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized this same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.” The terms of the Management Incentive Program are described in greater detail in the Proxy Statement for our January 19, 2007 annual meeting of stockholders.

For fiscal years 2011 and 2012, the Committee continued to use “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt, (iv) stock-based compensation expense and (v) the impact of any changes to accounting principles that become effective during the relevant year. In addition, Adjusted EBITDA excludes expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

Fiscal Year 2011 Bonuses: With respect to fiscal year 2011 bonuses for named executive officers under the Management Incentive Program, on December 28, 2010 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus was $59.3 million (a 22.7% increase from fiscal year 2010 Adjusted EBITDA) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) was $66.0 million (a 36.5% increase from fiscal year 2010 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 10% was $53.3 million (a 10.3% increase from fiscal year 2010 Adjusted EBITDA).

In November 2011, the Committee determined that the Company’s Adjusted EBITDA for the 2011 fiscal year was $54.4 million (8.3% below the target level for Adjusted EBITDA and 12.5% above the Company’s actual Adjusted EBITDA for the 2010 fiscal year of $48.3 million). Based on the performance goals established by the Committee in December 2010, the Company’s Adjusted EBITDA for the 2011 fiscal year results in 26.0% of target bonus under the Management Incentive Program. Based on those results, the Committee certified the payment of annual incentive bonuses to the named executive officers at a rate of 26% of each executive’s target bonus amount under the Management Incentive Plan, except with respect to Ms. Hendrickson. In her case, the Committee determined that her fiscal year 2011 bonus would consist exclusively of the special cash bonuses described below.

Fiscal Year 2012 Bonus targets: With respect to fiscal year 2012 bonuses for named executive officers under the Management Incentive Program, on December 13, 2011 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus is $59.4 million (a 9.3% increase from fiscal year 2011 Adjusted EBITDA) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) is $67.2 million (a 23.5% increase from fiscal year 2011 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% is $54.4 million (a 0% increase from fiscal year 2011 Adjusted EBITDA).

Discretionary or Special Bonuses: In addition to maintaining an annual bonus program with payments tied to the achievement of pre-established corporate performance goals, the Committee may also authorize the payment of additional cash bonuses on a discretionary or special basis, to reward extraordinary corporate and/or individual accomplishments or to accomplish specific recruitment or retention objectives.

In anticipation of Ms. Matthias’ retirement at the end of fiscal year 2010 and given the Committee’s determination of Ms. Hendrickson’s value to the Company, the Committee determined that encouraging Ms. Hendrickson’s continued service through and beyond the end of fiscal year 2010 was an important objective. Therefore, the Committee established an opportunity for Ms. Hendrickson to earn a special bonus of $216,884 (50% of her base salary) if she remained continuously employed by the Company through December 15, 2010. The special bonus would also be paid to Ms. Hendrickson if her employment was terminated by the Company without cause prior to December 15, 2010. Ms. Hendrickson earned and was paid this bonus in December 2010.

Similarly, in November 2010, given the Committee’s determination of the value that Ms. Hendrickson, Mr. Masciantonio and Mr. Tirnauer provide to the Company, the Committee also established opportunities for those executives to earn special retention bonuses of $100,000, $27,500 and $45,084, respectively. Each such special bonus was conditioned on the executive’s continued employment by the Company through December 10, 2011 (or upon a termination of the executive’s employment by the Company without cause prior to such date). These special bonuses were earned by and paid to each of the executives in December 2011.

Equity-Based Incentives: The Committee is in the process of finalizing equity awards for fiscal year 2012 for named executive officers. Although no final decisions have been made, the Committee believes that equity grants to named executive officers will most likely contain a mix of time-vested restricted stock, time-vested options and performance-vested restricted stock. The proportionate mix of these potential types of equity grants has not yet been determined. Each of the named executive officers, but excluding the Chief Executive Officer, have already received a portion of their fiscal year 2012 equity grants, but no individual has yet likely received all of his fiscal year 2012 equity awards.

Severance and Change in Control Benefits: The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Mr. Krell, Mr. Masciantonio and Mr. Tirnauer and were required to recruit Mr. Daniel. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our named executive officers to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (3) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

In general, cash severance benefits are expressed as a function of each executive’s base salary (or base salary and target bonus) as in effect at the time of separation. However, when executive salary increases were adopted during fiscal year 2011, the Committee concluded that Mr. Krell’s cash severance benefit was already sufficient to accomplish the above-described objectives. Accordingly, the Committee, with Mr. Krell’s written consent, maintained Mr. Krell’s cash severance at the level already in effect, such that his cash severance benefit is now a fixed dollar amount rather than a multiple of his base salary and target bonus as in effect at the time of a severance event.

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation. We endeavor to design our equity incentive awards so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We generally attempt to structure our compensation arrangements to permit full tax deductibility within the limits of Section 162(m) of the Internal Revenue Code. However, the Committee reserves the right to approve compensation that is not fully deductible.

Compensation Risk Analysis. The Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Committee seeks to mitigate such risk by:

(a)	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus);

(b)

capping annual cash bonuses for named executive officers under the Management Incentive Program at 200% of base salary for Mr. Krell and 100% of base salary for other named executive officers (to provide appropriate balance between short- and long-term objectives); and

(c)

reserving the discretion to reduce annual bonuses otherwise payable under the Management Incentive Program (to allow recognition of the relationship between individual executive contributions and the achievement of specified performance metrics).

Moreover, while we have not implemented a formal stock ownership guideline for our management team, we note that Mr. Krell already maintains a substantial direct stock ownership position. We believe that this ownership position provides a significant incentive for Mr. Krell to ensure that his actions, and the actions of all those reporting to him, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.

The Committee continues to evaluate the implementation of clawback and hedging policies and intends to adopt such policies in fiscal year 2012 after the Securities and Exchange Commission provides guidance on these issues.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

B. Allen Weinstein, Chair

Arnaud Ajdler

Barry Erdos

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2011 with management;

•

Discussed with the Company’s independent registered public accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2011; and

•

Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2011.

The Audit Committee

Barry Erdos, Chair

Joseph A. Goldblum

William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal year ended September 30, 2011 by the individuals who served as our executive officers during that year (collectively referred to as the “named executive officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Edward M. Krell—	2011	733,333	(2)	—		190,667	354,080	400,418	23,683	(3)	1,702,181
Chief Executive Officer	2010	650,000		—		1,123,200	—	430,806	24,124	(3)	2,228,130
	2009	650,000		—		1,300,000	—	—	21,995	(3)	1,971,995

Christopher F. Daniel—	2011	175,000	(4)	—		22,812	206,200	363,084	61,432	(5)	828,528
President (4)

Judd P. Tirnauer—	2011	367,750	(6)	45,084	(7)	47,808	221,300	200,209	700	(8)	882,851
Executive Vice President & Chief Financial Officer	2010	331,500		—		286,416	—	287,204	—		905,120
	2009	325,000		—		325,000	7,030	8,020	—		665,050

Ronald J. Masciantonio—	2011	312,500	(9)	27,500	(10)	40,625	177,040	150,157	—		707,822
Executive Vice President & General Counsel (9)

Lisa Hendrickson—	2011	433,768		100,000	(12)	—	44,260	40,042	—		618,070
Chief Merchandising Officer (11)	2010	433,768		216,884	(13)	—	—	143,602	—		794,254
	2009	433,768		—		216,884	7,030	8,020	—		665,702

(1)

The amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #15 of our Form 10-K filed on December 14, 2011.

(2)	The value shown for Mr. Krell under the heading “Salary” is Mr. Krell’s actual base salary earned for fiscal 2011. His current base annual salary rate, as in effect from December 1, 2010, is $750,000.

(3)

The values shown for Mr. Krell under the heading “All Other Compensation” represent amounts paid by the Company for Mr. Krell’s automobile lease payments (limited to the portion estimated to represent personal use of such automobile), life insurance premiums, and disability insurance premiums.

(4)

Mr. Daniel began employment with the Company as our President on June 1, 2011. The value shown for Mr. Daniel under the heading “Salary” is Mr. Daniel’s actual base salary earned for fiscal 2011. His current base annual salary rate is $525,000.

(5)

The values shown for Mr. Daniel under the heading “All Other Compensation” represent expenses either directly paid by the Company, or reimbursed to Mr. Daniel, in connection with his relocation to the Philadelphia, Pennsylvania area as required by his employment agreement.

(6)

The value shown for Mr. Tirnauer under the heading “Salary” is Mr. Tirnauer’s actual base salary earned for fiscal 2011. His current base annual salary rate, as in effect from December 1, 2010, is $375,000.

(7)	In December 2011, Mr. Tirnauer received a $45,084 bonus in satisfaction of the special bonus opportunity granted to him in November 2010.

(8)

The value shown for Mr. Tirnauer under the heading “All Other Compensation” represents the cash dividends received by Mr. Tirnauer in the fiscal year on vesting of shares of previously granted Company restricted stock which shares of restricted stock did not have a fair value at the time of grant which assumed cash dividends. Note that the Company initiated its quarterly cash dividend program in fiscal 2011.

(9)

Mr. Masciantonio was designated by the Board as a named executive officer in April 2011. The value shown for Mr. Masciantonio under the heading “Salary” is Mr. Masciantonio’s actual base salary earned for fiscal 2011. His current base annual salary rate, as in effect from December 1, 2010, is $320,000.

(10)	In December 2011, Mr. Masciantonio received a $27,500 bonus in satisfaction of the special bonus opportunity granted to him in November 2010.

(11)	In April 2011, the Board determined that Ms. Hendrickson would no longer be a named executive officer subsequent to Mr. Daniel joining the Company in June 2011.

(12)	In December 2011, Ms. Hendrickson received a $100,000 bonus in satisfaction of the special bonus opportunity granted to her in November 2010.

(13)	In December 2010, Ms. Hendrickson received a $216,884 bonus in satisfaction of the special bonus opportunity granted to her in November 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended September 30, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward M. Krell	12/28/2010	73,333	733,333	1,466,666	—	—	—	—	—	—	—
	03/03/2011	—	—	—	—	—	—	16,000	—	—	354,080
	03/03/2011	—	—	—	—	—	—	—	40,000	22.13	400,418

Christopher F. Daniel	06/01/2011	8,774	87,740	175,480	—	—	—	—	—	—	—
	06/01/2011	—	—	—	—	—	—	10,000	—	—	206,200
	06/01/2011	—	—	—	—	—	—	—	40,000	20.62	363,084

Judd P. Tirnauer	12/28/2010	18,388	183,875	367,750	—	—	—	—	—	—	—
	03/03/2011	—	—	—	—	—	—	10,000	—	—	221,300
	03/03/2011	—	—	—	—	—	—	—	20,000	22.13	200,209

Ronald J. Masciantonio	12/28/2010	15,625	156,250	312,500	—	—	—	—	—	—	—
	03/03/2011	—	—	—	—	—	—	8,000	—	—	177,040
	03/03/2011	—	—	—	—	—	—	—	15,000	22.13	150,517

Lisa Hendrickson	12/28/2010	21,688	216,884	433,768	—	—	—	—	—	—	—
	03/03/2011	—	—	—	—	—	—	2,000	—	—	44,260
	03/03/2011	—	—	—	—	—	—	—	4,000	22.13	40,042

(1)

The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers. For each of Mr. Krell, Mr. Daniel, Mr. Tirnauer and Ms. Hendrickson the bonus opportunity for fiscal 2011 was pursuant to the Company’s Management Incentive Program. For Mr. Masciantonio, the bonus opportunity was pursuant to the Company’s fiscal 2011 Adjusted EBITDA based cash bonus program for corporate employees. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the applicable programs if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program or Adjusted EBITDA based cash bonus program for corporate employees. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year. Mr. Daniel’s bonus opportunity was prorated due to his joining the Company mid-fiscal year. For details regarding the actual amounts earned under these arrangements, please see the discussion in the “Compensation Discussion and Analysis” section above.

(2)

The amounts in the column under “All Other Stock Awards” represent shares of restricted stock that vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2011 Fiscal Year-End” table below. Dividends are paid on these shares of restricted stock on the same basis that dividends are payable with respect to our common stock generally, except that dividends earned on unvested shares of restricted stock are held in escrow until vesting.

(3)

The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vests over time and is subject to an additional vesting requirement that our stock achieve a particular price target over a sustained period. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2011 Fiscal Year-End” table below.

(4)

The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions stated in footnote #15 of our Form 10-K filed on December 14, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of September 30, 2011, for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Edward M. Krell (3)	80,000	160,000	—	6.870	09/29/2018	—	—
	12,000	48,000	—	11.890	01/29/2020	—	—
	—	40,000	—	22.130	03/03/2021	—	—
	—	—	—	—	—	24,000	308,880

Christopher F. Daniel (4)	—	40,000	—	20.620	06/01/2021	—	—
	—	—	—	—	—	10,000	128,700

Judd P. Tirnauer (5) (4)	—	2,400	—	3.515	11/19/2018	—	—
	—	32,000	—	11.890	01/29/2020	—	—
	—	20,000	—	22.130	03/03/2021	—	—
	—	—	—	—	—	16,400	211,068

Ronald J. Masciantonio (6)	2,000	—	—	17.060	08/07/2016	—	—
	—	2,400	—	3.515	11/19/2018	—	—
	—	24,000	—	11.890	01/29/2020	—	—
	—	15,000	—	22.130	03/03/2021	—	—
	—	—	—	—	—	10,200	131,274

Lisa Hendrickson (7)	2,000	—	—	14.620	05/12/2016	—	—
	—	2,400	—	3.515	11/19/2018	—	—
	—	16,000	—	11.890	01/29/2020	—	—
	—	4,000	—	22.130	03/03/2021	—	—
	—	—	—	—	—	8,300	106,821

(1)

In addition to the five year service-based time vesting requirement, 200,000 shares (on a post-split basis) underlying the stock options issued to Mr. Krell on September 29, 2008, and all of the shares underlying the stock options issued to Mr. Krell, Mr. Tirnauer and Ms. Hendrickson in January 2010 (each a “Performance Grant”) were to become exercisable, if prior to the fifth anniversary of the date of grant (but no later than the cessation of the executive’s service), a change in control occurs or the closing price of the Company’s Common Stock shall have exceeded $15.00 on a post-split basis ($30.00 pre-split) for 30 consecutive trading days on the principal national securities exchange on which the Company’s Common Stock is listed or admitted to trading. This performance condition was satisfied during the first quarter of fiscal year 2011.

(2)	The market value is based upon the closing price of our Common Stock on September 30, 2011 ($12.87).

(3)

All stock options held by Mr. Krell as of September 30, 2011 vest in five equal annual installments over the five-year period following the grant date. The 40,000 shares of restricted stock granted to Mr. Krell on November 22, 2006, of which 8,000 remain unvested, vest in equal annual installments over a five year period. The 16,000 shares of restricted stock granted to Mr. Krell on March 3, 2011, all of which remain unvested, vest in equal annual installments over a five-year period. All stock options and restricted stock held by Mr. Krell are subject to accelerated vesting upon death, disability, a termination without cause, a resignation for good reason or a change in control.

(4)

The stock options held by Mr. Daniel as of September 30, 2011 vest in five equal annual installments over the five-year period following the grant date. The 10,000 shares of restricted stock granted to Mr. Daniel on June 1, 2011, all of which remain unvested, vest in equal annual installments over a five-year period.

(5)

All stock options and shares of restricted stock held by Mr. Tirnauer as of September 30, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Tirnauer on January 29, 2010 are also subject to acceleration upon a change in control. The restricted stock award on July 23, 2008 is also subject to accelerated vesting upon a change in control. 400 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 22, 2006 remain unvested. 800 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 21, 2007 remain unvested. 4,000 of the 10,000 shares of restricted stock granted to Mr. Tirnauer on July 23, 2008 remain unvested. 1,200 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 19, 2008 remain unvested. All of the 10,000 shares of restricted stock granted to Mr. Tirnauer on March 3, 2011 remain unvested.

(6)

All stock options and shares of restricted stock held by Mr. Masciantonio as of September 30, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Masciantonio on January 29, 2010 are also subject to acceleration upon a change in control. 200 of the 1,000 shares of restricted stock granted to Mr. Masciantonio on November 22, 2006 remain unvested. 800 of the 2,000 shares of restricted stock granted to Mr. Masciantonio on November 21, 2007 remain unvested. 1,200 of the 2,000 shares of restricted stock granted to Mr. Masciantonio on November 19, 2008 remain unvested. All of the 8,000 shares of restricted stock granted to Mr. Masciantonio on March 3, 2011 remain unvested.

(7)

All stock options and shares of restricted stock held by Ms. Hendrickson as of September 30, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Ms. Hendrickson on January 29, 2010 are also subject to acceleration upon a change in control. 300 of the 1,500 shares of restricted stock granted to Ms. Hendrickson on November 22, 2006 remain unvested. 800 of the 2,000 shares of restricted stock granted to Ms. Hendrickson on November 21, 2007 remain unvested. 4,000 of the 10,000 shares of restricted stock granted to Ms. Hendrickson on January 24, 2008 remain unvested. 1,200 of the 2,000 shares of restricted stock granted to Ms. Hendrickson on November 19, 2008 remain unvested. All of the 2,000 shares of restricted stock granted to Ms. Hendrickson on March 3, 2011 remain unvested.

Option Exercises and Stock Vested during Fiscal Year 2011

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2011:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward M. Krell	249,233	(1)	5,485,820	8,000	150,800

Christopher F. Daniel	—		—	—	—

Judd P. Tirnauer	9,640	(2)	240,040	3,200	61,488

Ronald J. Masciantonio	15,600		120,162	1,000	19,018

Lisa Hendrickson	19,400		179,079	3,100	60,243

(1)	This amount reflects the net issuance of shares to Mr. Krell in connection with his cashless exercise of stock options with respect to an aggregate of 354,000 shares.

(2)	This amount reflects the net issuance of shares to Mr. Tirnauer in connection with his cashless exercise of stock options with respect to an aggregate of 14,800 shares.

Potential Payments upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his or her termination of employment under various circumstances, including a change of control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of September 30, 2011, the last day of our fiscal year, and thus includes termination-related amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not paid;

•	any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination;

•	any accrued, but unused, vacation pay; and

•	any unreimbursed business expenses;

Edward M. Krell

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason,” Mr. Krell will be entitled to the following payments and/or benefits:

•	a cash lump sum payment equal to $3,900,000;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested;

•	continued provision of an automobile and automobile insurance coverage for a period of 1 year following termination;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	continued provision, for a period of 3 years following termination, of supplemental long term disability premiums providing a monthly disability benefit of $18,000;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 3 year period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents); and

•	payment for full outplacement services to an agency selected by Mr. Krell, based on customary fees charged by nationally rated firms engaged in such services.

Mr. Krell is bound by certain non-competition and non-solicitation covenants which extend for a period of 36 months following termination of employment.

Death. In the event of his termination of employment due to death, Mr. Krell’s executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Disability. In the event of his termination of employment due to disability, Mr. Krell will be entitled to the following payments and /or benefits:

•	monthly supplemental disability payments equal to one-twelfth (1/12) of his annual base salary as of the date of termination for a period of 30 months following the termination;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 30 month period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents);

•	continued provision of an automobile and automobile insurance coverage for a period of 1 year following termination;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Amounts payable to Mr. Krell in the event of a termination due to disability will be reduced by (1) any disability or life insurance benefits payable to Mr. Krell, with respect to the same period, under any of our funded disability or death benefit plans, policies or arrangements, under the Social Security Act, or under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums, and (2) by any amounts earned by Mr. Krell for the performance of personal services during the same period.

In addition, if it is determined that any payment by us to or for the benefit of Mr. Krell would be a so-called “excess parachute payment” and, therefore, result in the imposition on the executive of an excise tax under Section 4999 of the Code, Mr. Krell shall receive a payment sufficient to place him in the same after tax position as if no excise tax had been applicable (“parachute gross-up payment”), provided that the parachute gross-up payment will only be payable if the total of all payments by us to or for the benefit of Mr. Krell, inclusive of such parachute gross-up payment, (on an after tax basis to Mr. Krell) will be at least 20% more than the largest amount that could be payable to Mr. Krell (on an after tax basis) without causing the application of the excise tax described above. However, if Mr. Krell resigns his employment without good reason within the 6 month period immediately following a change in control, payments by us to or for the benefit of Mr. Krell shall be limited to the largest amount that could be payable to Mr. Krell without causing the application of the excise tax described above.

In order to receive any severance or termination payments or benefits described above, Mr. Krell is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Krell’s employment may be terminated by us for “cause” upon the commission of any act of fraud, theft, misconduct, negligence, or Mr. Krell’s unwillingness or refusal to perform his job (other than by reason of illness, injury or incapacity).

Good Reason. Mr. Krell may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; or (iii) a relocation of his principal worksite more than 50 miles. The foregoing events or conditions will only constitute “good reason” if Mr. Krell provides us with a written objection to the event or condition giving rise to the “good reason” within 90 days following the occurrence thereof and, if we do not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, he then resigns his employment within 30 days following the expiration of that cure period.

Disability. Under Mr. Krell’s Employment Agreement, “disability” is defined as the executive’s inability, after any reasonable accommodation required by law, to perform his duties and responsibilities by reason of illness, injury or incapacity for more than six (6) consecutive months.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will be triggered upon the first to occur of any of the following:

•

the sale, transfer, assignment or other disposition (including by merger or consolidation) by our stockholders, in one transaction or a series of related transactions, of more than 35% of the voting power represented by our then outstanding stock to one or more persons, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective affiliates;

•	the sale of all or substantially all of our assets to any other person in any sale or series of related sales; or

•	any person becoming a beneficial owner of 35% or more of the votes entitled to be cast at an election of our directors.

Assuming one of the following events occurred on September 30, 2011, Mr. Krell’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Parachute Gross-up Payment ($)	Total ($)
For Cause	—		—		—		—		—	—	—	—

Voluntary Resignation (without Good Reason)	—		—		—		—		—	—	—	—

Death	—		190,667	(3)	—		—		1,007,040	308,880	—	1,506,587

Disability	1,830,458	(4)	190,667	(3)	39,445	(5)	26,516	(6)	1,007,040	308,880	—	3,403,006

Without Cause or for Good Reason	3,900,000	(7)	190,667	(3)	47,334	(8)	171,857	(9)	1,007,040	308,880	—	5,625,778

Without Cause or for Good Reason in connection with a Change in Control	3,900,000	(7)	190,667	(3)	47,334	(8)	171,857	(9)	1,007,040	308,880	—	5,625,778

Change in Control (without termination)	—		—		—		—		1,007,040	308,880	—	1,315,920

(1)

This amount represents the value of otherwise unvested in-the-money stock options to purchase an aggregate of 208,000 shares of Common Stock, based on the difference between the exercise price of the options and $12.87, the closing price of our Common Stock on September 30, 2011. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 24,000 shares of otherwise unvested Common Stock, based on $12.87, the closing price of our Common Stock on September 30, 2011.

(3)	This amount represents a cash bonus paid to Mr. Krell in November 2011 under our Management Incentive Program for fiscal year 2011 performance.

(4)

This amount represents the estimated present value of 30 months of supplemental disability payments equal to one-twelfth of Mr. Krell’s annual base salary as of September 30, 2011, including the value of any benefit payable under our long-term disability plan and under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums. The aggregate benefit payable under the long-term disability policies for which we pay the premiums for the 30 month period would be $531,000.

(5)	This amount represents premium payments for 30 months of health coverage.

(6)

This amount represents the value of the following benefits: (1) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $25,766, and (2) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $740 (representing the premium paid in fiscal year 2011).

(7)	This severance payable to Mr. Krell is a flat dollar amount of $3,900,000; thus, changes in Mr. Krell’s salary will not affect the amount of severance payable.

(8)	This amount represents premium payments for 36 months of health coverage.

(9)

This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $25,776, (ii) 36 months of premiums for a supplemental long-term disability policy with a $18,000 monthly benefit, with an estimated aggregate value of $32,841, (iii) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $740 (representing the premium paid in fiscal year 2011), and (iv) payment of full outplacement services, with an estimated aggregate value of $112,500 (for one year of services).

Christopher F. Daniel

Under the terms of Mr. Daniel’s stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control.

Under the terms of the Employment Agreement with Mr. Daniel, which was entered into on April 11, 2011, Mr. Daniel has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 1 year period following termination.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 18 month period following termination.

•

payments by us to or for the benefit of Mr. Daniel shall be limited to the largest amount that could be payable to Mr. Daniel without causing the application of the excise tax under Section 4999 of the Code, as described above with respect to Mr. Krell’s agreement.

Mr. Daniel is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Daniel is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Daniel’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) refusal to perform the lawful and reasonable directives of a supervisor or (vii) a failure to maintain a residence within the Philadelphia, Pennsylvania area without the Company’s consent.

Good Reason. The definition of “good reason” in Mr. Daniel’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will generally be triggered upon the first to occur of any of the following:

•	any person becomes beneficial owner of more than 50% of the voting power of the Company’s then outstanding securities;

•

a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of all or substantially all of our assets; or

•	a liquidation or dissolution of the Company.

Assuming one of the following events occurred on September 30, 2011, Mr. Daniel’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Total ($)
Without Cause or for Good Reason	525,000	(1)	22,812	(2)	15,778	(3)	563,590

Without Cause or for Good Reason 12 months after a Change in Control	787,500	(4)	22,812	(2)	23,667	(5)	833,979

Change in Control (without termination)	—		—		—

(1)	This amount is equal to 12 months of Mr. Daniel’s monthly base salary as of September 30, 2011.

(2)	This amount represents a cash bonus paid to Mr. Daniel in November 2011 under our Management Incentive Program for fiscal year 2011 performance.

(3)	This amount represents premium payments for 12 months of continued group health coverage.

(4)	This amount is equal to 18 months of Mr. Daniel’s monthly base salary as of September 30, 2011.

(5)	This amount represents premium payments for 18 months of continued group health coverage.

Judd P. Tirnauer

Under the terms of certain of Mr. Tirnauer’s stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested restricted stock under the restricted stock grant issued to Mr. Tirnauer on July 23, 2008 would become fully vested, and all remaining outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested.

Under the terms of his Employment Agreement, Mr. Tirnauer has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 1 year period following termination.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 18 month period following termination;

•	all outstanding unvested restricted stock under the restricted stock grant issued to Mr. Tirnauer on July 23, 2008 shall become fully vested;

•	all outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested; and

•

payments by us to or for the benefit of Mr. Tirnauer shall be limited to the largest amount that could be payable to Mr. Tirnauer without causing the application of the excise tax under Section 4999 of the Code, as described above with respect to Mr. Krell’s agreement.

Mr. Tirnauer is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Tirnauer is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Tirnauer’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including

(without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (vi) refusal to perform the lawful and reasonable directives of a supervisor.

Good Reason. The definition of “good reason” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Daniel’s agreement.

Special Bonus

In recognition of his contributions, in November 2010 Mr. Tirnauer was granted a special bonus of $45,084 if he remained continuously employed by the Company through December 10, 2011. This special bonus was earned and paid in December 2011. Although this special bonus has already been paid, because the special bonus would also have been paid to Mr. Tirnauer if his employment was terminated by the Company without cause prior to December 10, 2011 and because the below chart sets forth payments assuming a termination of employment on September 30, 2011, this special bonus is included in the below charts.

Assuming one of the following events occurred on September 30, 2011, Mr. Tirnauer’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Accelerated Special Bonus ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Total ($)
Without Cause or for Good Reason	375,000	(3)	47,808	(4)	11,409	(5)	45,084	(6)	—	—	479,301

Without Cause or for Good Reason 12 months after a Change in Control	562,500	(7)	47,808	(4)	17,113	(8)	45,084	(6)	31,360	51,480	755,345

Change in Control (without termination)	—		—		—		—		31,360	51,480	82,840

(1)

This amount represents the value of otherwise unvested stock options to purchase an aggregate of 32,000 shares of Common Stock, based on the difference between the exercise price of the options and $12.87, the closing price of our Common Stock on September 30, 2011. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 4,000 shares of otherwise unvested Common Stock, based on $12.87, the closing price of our Common Stock on September 30, 2011.

(3)	This amount is equal to 12 months of Mr. Tirnauer’s monthly base salary as of September 30, 2011.

(4)	This amount represents a cash bonus paid to Mr. Tirnauer in November 2011 under our Management Incentive Program for fiscal year 2011 performance.

(5)	This amount represents premium payments for 12 months of continued group health coverage.

(6)	This payment reflects an acceleration of the special bonus otherwise payable to Mr. Tirnauer (and actually paid) in December 2011.

(7)	This amount is equal to 18 months of Mr. Tirnauer’s monthly base salary as of September 30, 2011.

(8)	This amount represents premium payments for 18 months of continued group health coverage.

Ronald J. Masciantonio

Under the terms of certain of Mr. Masciantonio’s stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Masciantonio on January 29, 2010 would become fully vested.

Under the terms of his Employment Agreement, Mr. Masciantonio has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 9 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 9 months following termination.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 15 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 15 month period following termination;

•	all outstanding unvested options under the option grant issued to Mr. Masciantonio on January 29, 2010 shall become fully vested; and

•

payments by us to or for the benefit of Mr. Masciantonio shall be limited to the largest amount that could be payable to Mr. Masciantonio without causing the application of the excise tax under Section 4999 of the Code, as described above with respect to Mr. Krell’s agreement.

Mr. Masciantonio is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Masciantonio is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “Cause” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Tirnauer’s agreement.

Good Reason. The definition of “good reason” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Daniel’s agreement.

Special Bonus

In recognition of his contributions, in November 2010 Mr. Masciantonio was granted a special bonus of $27,500 if he remained continuously employed by the Company through December 10, 2011. This special bonus was earned and paid in December 2011. Although this special bonus has already been paid, because the special bonus would also have been paid to Mr. Masciantonio if his employment was terminated by the Company without cause prior to December 10, 2011 and because the below chart sets forth payments assuming a termination of employment on September 30, 2011, this special bonus is included in the below charts.

Assuming one of the following events occurred on September 30, 2011, Mr. Masciantonio’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)	Accelerated Special Bonus ($)		Value of Options Subject to Acceleration ($) (1)	Total ($)
Without Cause or for Good Reason	240,000 (2)		40,625 (3)	11,833 (4)	27,500	(5)	—	319,958

Without Cause or for Good Reason 12 months after a Change in Control	400,000	(6)	40,625 (3)	19,722 (7)	27,500	(5)	23,520	511,367

Change in Control (without termination)	—		—	—	—		23,520	23,520

(1)

This amount represents the value of otherwise unvested stock options to purchase an aggregate of 24,000 shares of Common Stock, based on the difference between the exercise price of the options and $12.87, the closing price of our Common Stock on September 30, 2011. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount is equal to 9 months of Mr. Masciantonio’s monthly base salary as of September 30, 2011.

(3)	This amount represents a cash bonus paid to Mr. Masciantonio in November 2011 under our cash bonus plan for fiscal year 2011 performance.

(4)	This amount represents premium payments for 9 months of continued group health coverage.

(5)	This payment reflects an acceleration of the special bonus otherwise payable to Mr. Masciantonio (and actually paid) in December 2011.

(6)	This amount is equal to 15 months of Mr. Masciantonio’s monthly base salary as of September 30, 2011.

(7)	This amount represents premium payments for 15 months of continued group health coverage.

Lisa Hendrickson

Under the terms of Ms. Hendrickson’s January 29, 2010 stock option award, all remaining outstanding unvested options under that award would become fully vested in the event of a change in control.

Under Ms. Hendrickson’s Agreement with the Company dated October 13, 2010, she may become entitled to certain severance benefits, as further described below:

Termination without Cause or Resignation due to Good Reason in the 90 Day Period Prior to or the 12 Month Period Following a Change in Control. If a change in control of the Company occurs prior to October 13, 2013 and, within the period beginning 90 days before and ending one year after that transaction, Ms. Hendrickson’s employment ceases due to a termination without “cause” or a resignation with “good reason,” Ms. Hendrickson will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for a period equal to 12 months;

•

continued coverage (for herself and, to the extent covered immediately prior to the date of termination, her spouse and eligible dependents) under our group health plan until the end of the 12 month period following termination;

•	all outstanding unvested options under the option grant issued to Ms. Hendrickson on January 29, 2010 shall become fully vested; and

•

payments by us to or for the benefit of Ms. Hendrickson shall be limited to the largest amount that could be payable to Ms. Hendrickson without causing the application of the excise tax under Section 4999 of the Code, as described above with respect to Mr. Krell’s agreement.

In order to receive any severance or termination payments or benefits described above, Ms. Hendrickson is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “Cause” in Ms. Hendrickson’s Employment Agreement is substantially the same as described above with respect to Mr. Tirnauer’s agreement.

Good Reason. In connection with a Change in Control, Ms. Hendrickson may terminate her employment for “good reason” upon the occurrence of any of the following without her prior consent: (i) a reduction in base salary or (ii) a relocation of her principal worksite more than 50 miles. The foregoing events or conditions will only constitute “good reason” if Ms. Hendrickson provides us with a written objection to the event or condition giving rise to the “good reason” within 30 days following the occurrence thereof and, if we do not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, she then resigns her employment within 30 days following the expiration of that cure period.

Change in Control. The definition of “Change in Control” in Ms. Hendrickson’s Employment Agreement is substantially the same as described above with respect to Mr. Daniel’s agreement.

Special Bonus

In light of Ms. Hendrickson’s continued contribution when Emilia Fabricant was unable to continue as our President last year, in November 2010 Ms. Hendrickson was granted a special bonus of $100,000 if she remained continuously employed by the Company through December 10, 2011. This special bonus was earned and paid in December 2011. Although this special bonus has already been paid, because the special bonus would also have been paid to Ms. Hendrickson if her employment was terminated by the Company without cause prior to December 10, 2011 and because the below chart sets forth payments assuming a termination of employment on September 30, 2011, this special bonus is included in the below charts.

Assuming one of the following events occurred on September 30, 2011, Ms. Hendrickson’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)	Health Benefit Continuation ($)	Accelerated Special Bonus ($)		Value of Options Subject to Acceleration ($) (1)	Total ($)
Without Cause	—		—	—	100,000	(2)	—	100,000

Without Cause or for Good Reason 90 days before or 12 months after a Change in Control	433,768	(3)	—	— (4)	100,000	(2)	15,680	549,448

Change in Control (without termination)	—		—	—	—		15,680	15,680

(1)

This amount represents the value of otherwise unvested stock options to purchase an aggregate of 16,000 shares of Common Stock, based on the difference between the exercise price of the options and $12.87, the closing price of our Common Stock on September 30, 2011. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This payment reflects an acceleration of the special bonus otherwise payable to Ms. Hendrickson (and actually paid) in December 2011.

(3)	This amount is equal to 12 months of Ms. Hendrickson’s monthly base salary as of September 30, 2011.

(4)	Ms. Hendrickson would be entitled to 12 months of continued group health coverage. However, Ms. Hendrickson was not a participant in the Company’s group health coverage on September 30, 2011.

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of the nominees named below for one year terms expiring at the next annual meeting of stockholders. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director:

Arnaud Ajdler, 36, has served as a director of the Company since March 2008, and as Chairman of the Board since February 2011. Mr. Ajdler has been a Managing Director of Crescendo Partners II, L.P. since December 2005. He is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Mr. Ajdler also serves as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc., and as a director and on the compensation and human resources committee of O’Charley’s Inc. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since such time Mr. Ajdler has served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc. As a managing director of an investment firm that has investments in a number of apparel companies, Mr. Ajdler has gained extensive knowledge of our industry. He also brings significant experience gained from service on the board of directors of several companies and his current service as a director of two other publicly-traded companies.

Barry Erdos, 67, has served as a director since January 2010. Mr. Erdos is a consultant in the retail industry. Mr. Erdos also serves as a director of Trio Merger Corp. Mr. Erdos served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. From 2005 until 2008, Mr. Erdos was director of Bluefly, Inc. where he was also President and Chief Operating Officer in 2008. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop, Chief Operating Officer of Ann Taylor, Inc., Chief Operating Officer of J. Crew Group, and Executive Vice President and Chief Financial Officer of The Limited Inc.’s Limited Express division. Mr. Erdos qualifies as an “audit committee financial expert” satisfying the rules of the SEC. Mr. Erdos’s qualification as an audit committee financial expert as well as his extensive management experience make him highly qualified to serve both as a director of the Company and a financial expert on the Audit Committee. Through his experience in various senior management positions at several publicly-traded retail companies and as a self-employed retail consultant, Mr. Erdos has gained relevant expertise that he will draw upon in advising us with respect to our listing and filing compliance.

Joseph A. Goldblum, 62, an attorney, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P (“G-II”), since May 1989. G-II was one of the original private equity investors in the Company. Prior to starting G-II, Mr. Goldblum was for five years the Senior Vice President of Operations of McKesson Corporation, the largest pharmaceutical distributor in the world. As a result of G-II investments, Mr. Goldblum currently serves as Chairman of the Board of four successful private companies involved in international sourcing, manufacturing, distribution and e-commerce. Mr. Goldblum also serves as the Chair of the Board of the Philadelphia Mural Arts Advocates which is one of the country’s most respected and innovative programs using art to positively transform individuals and communities. Mr. Goldblum has hands-on experience in logistics and global supply chain sourcing and distribution. His broad business background and committed service to our Company since 1989 has afforded him with unique insight into the changing landscape of our business and how shifts in the retail business specifically affect our Company.

Edward M. Krell, 49, has served as a director of the Company and its Chief Executive Officer since October 1, 2008. From August 2010 to May 2011, Mr. Krell also served as the Company’s President. He has served as a senior executive of the Company for nearly ten years and has 25 years of business experience encompassing apparel, retail, finance and overall management. From January 2002 to November 2003, Mr. Krell served as the Company’s Senior Vice President—Chief Financial Officer and then served as the Company’s Executive Vice President—Chief Financial Officer from November 2003 to May 2007. In May 2007, Mr. Krell was named the Company’s Chief Operating Officer & Chief Financial Officer and served in this role until July 2008, when he was named Chief Operating Officer of the Company, a role which he held until his October 2008 appointment as Chief Executive Officer. Prior to joining us, Mr. Krell served in various senior financial management positions, including having served as Chief Financial Officer of London Fog Industries, Inc., a wholesale and retail distributor of rainwear and outerwear. Mr. Krell began his career as an investment banker with Kidder, Peabody & Co. Incorporated and earned an M.B.A. degree from Stanford University and a B.A. degree from Harvard University. Mr. Krell’s current service as the Company’s Chief Executive Officer and his service in senior executive officer positions with the Company since 2002, combined with his extensive experience in the retail business, provide him with comprehensive insight into our business and the operation of our Company.

Melissa Payner-Gregor, 53, has served as a director of the Company since August 2009. Ms. Payner-Gregor has been the Chief Executive Officer of Bluefly, Inc. since August 2004, having previously served as President of Bluefly from September 2003. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS. Ms. Payner-Gregor’s experience as manager of several successful retail establishments allows her to bring an important perspective to our Board of Directors, given the Company’s participation in the retail market. Through her experience as the chief executive officer of a leading online retailer and senior manager of several other successful retailers, Ms. Payner-Gregor brings significant knowledge to our Board of Directors in the areas of business operations, risk management and corporate governance.

William A. Schwartz, Jr., 72, has served as a director of the Company since August 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision, Inc., a retailer of optical products and services, a position that he has held since 1995. Mr. Schwartz currently is a director of each of U.S. Vision, Inc. and Alfred Angelo, Inc. He also served as a director of Commerce Bank and TD Banknorth, Inc. Mr. Schwartz’s significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses give him the perspective to isolate issues that are specific to and important for our industry. He also brings significant experience gained from his service on the board of directors of other companies.

B. Allen Weinstein, 65, has served as a director of the Company since January 2010. Since August 2009, Mr. Weinstein has been the Chief Executive Officer of Body Central (Body Shop of America, Inc.) where he also serves as a director. Prior to joining Body Central, Mr. Weinstein was the Executive Vice President-Chief Merchandising Officer of The Cato Corporation from 2005 to 2009, having previously served as Executive Vice President, Chief Merchandising Officer of the Cato Division since 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc. Mr. Weinstein’s extensive senior management experience in other apparel companies exposes him to various retail business techniques, and provides him with relevant expertise in retailing that he brings to the Company’s Board of Directors.

The Board of Directors recommends a vote FOR Proposal 1 to elect all Nominees to the Board of Directors for a One-Year Term Expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2012 and the Company’s internal control over financial reporting as of September 30, 2012, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2012.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2011 and 2010:

Fee Category	Fiscal Year 2011 Fees ($)	Fiscal Year 2010 Fees ($)
Audit Fees (1)	775,250	716,349
Audit-Related Fees (2)	25,000	—
Tax Fees (3)	308,167	314,387

Total Fees	1,108,417	1,030,736

(1)

Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.

(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2010 and 2011 and has pre-approved similar services to be rendered during fiscal year 2012. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

ADDITIONAL INFORMATION

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2011 accompanies this proxy statement.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2013 (the “2013 Annual Meeting”). In order for a stockholder’s nomination of one or more candidates for election as directors at the 2013 Annual Meeting or any other proposal to be considered at the 2013 Annual Meeting, the notice described below must be received by us at the address set forth below, together with certain information specified in our By-laws, between October 22, 2012 and November 21, 2012. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, notice must be received not earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company.

A stockholder who proposes to nominate an individual for election to the Board of Directors at the 2013 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the proposed nominees’ qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, a stockholder who either proposes to nominate an individual for election to the Board of Directors or intends to propose any other business that is a proper matter for shareholder action at the 2013 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) the name and address of the stockholder giving the notice, as it appears on the Company’s books, and the telephone number of such stockholder; (ii) the name, address and telephone number of the beneficial owner, if any, on whose behalf the nomination is being made; (iii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (iv) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; (v) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting, and (vi) with respect to any proper business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals for any proper business (not including director nominations) included in our proxy statement and form of proxy for the 2013 Annual Meeting. In order to have any such stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 17, 2012, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2013 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2013 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between October 22, 2012 and November 21, 2012 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended September 30, 2011. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

Philadelphia, Pennsylvania

December 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M39525-P17982

DESTINATION MATERNITY CORPORATION Annual Meeting of Stockholders January 20, 2012 9:15 AM This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Edward M. Krell and Ronald J. Masciantonio, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 20, 2012, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012, AND “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your Proxy on the reverse side and return it promptly.

Continued and to be signed on reverse side

VOTE BY INTERNET—www.proxyvote.com
C/O BROADRIDGE ISSUER SOLUTIONS 1717 ARCH STREET, SUITE 300 PHILADELPHIA, PA 19103	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M39524-P17982	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DESTINATION MATERNITY CORPORATION
The Board of Directors recommends you vote
FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Arnaud Ajdler	☐	☐	☐
	1b.	Barry Erdos	☐	☐	☐
	1c.	Joseph A. Goldblum	☐	☐	☐
	1d.	Edward M. Krell	☐	☐	☐
	1e.	Melissa Payner-Gregor	☐	☐	☐
	1f.	William A. Schwartz, Jr.	☐	☐	☐
	1g.	B. Allen Weinstein	☐	☐	☐
						For	Against	Abstain

2.	Ratification of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2012.					☐	☐	☐

3.	Approval, by non-binding advisory vote, of executive compensation.					☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint ownersshould each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date